                                                                    Exhibit 11.1


                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                     THREE MONTHS ENDED MARCH 31, 2000
                                                -------------------------------------------
                                                   NUMBER          PERCENT       EQUIVALENT
                                                 OF SHARES       OUTSTANDING      SHARES
                                                -----------      -----------    -----------
COMMON STOCK
   From Founders' Stock                           2,300,000           100.00%     2,300,000
   Stock Options Exercised                        2,428,622            77.80%     1,889,467
   Preferred Stock Converted to Common Stock     15,310,943           100.00%    15,310,943
   1994 Common Stock Offerings                   11,242,857           100.00%    11,242,857
   1995 Common Stock Offerings                    4,323,874           100.00%     4,323,874
   1996 Common Stock Offering                     6,000,000           100.00%     6,000,000
   1999 Treasury Stock Transaction                   (6,588)          100.00%        (6,588)
   March 2000 Debt Swap                           3,789,715            24.18%       916,195
   Canadian Transaction                             714,286            65.93%       470,958
   Employee Stock Purchase Plan Shares Issued       145,737           100.00%       145,737
   Warrants Exercised                               130,513            37.89%        49,450
                                                -----------                     -----------
                                                 46,379,959                      42,642,893

WEIGHTED AVERAGE SHARES OUTSTANDING                                              42,642,893

NET LOSS                                                                        (19,895,793)


NET LOSS PER SHARE                                                              $     (0.47)
                                                                                ===========